Exhibit 99.1

Ciena Announces $250 Million Accelerated Share Repurchase Agreement

HANOVER, Md.— December 14, 2021

Ciena Corporation (NYSE: CIEN) (the “Company”) today announced that it has entered into an accelerated share repurchase (ASR) agreement with Goldman Sachs & Co. LLC (“Goldman”) to repurchase $250.0 million of the Company’s common stock as part of the Company’s previously announced $1.0 billion share repurchase program. The Company expects to fund the ASR from cash on hand and cash generated from operations.

Under the ASR agreement, the Company will make a payment of $250.0 million to Goldman, and will receive an initial share delivery of approximately 2.7 million shares from Goldman, representing approximately 80% of the expected share repurchases under the ASR agreement, based on the closing price of the common stock of $74.12 on December 13, 2021. The final number of shares of common stock to ultimately be purchased by the Company under the ASR agreement will be based generally on the average of the daily volume-weighted average prices of the common stock during the term of the transaction, less a discount and subject to adjustments pursuant to the terms and conditions of the ASR agreement. Final settlement of the transactions under the ASR agreement is expected to occur during the fiscal quarter ending April 30, 2022.

About Ciena

Ciena (NYSE: CIEN) is a networking systems, services and software company. We provide solutions that help our customers create the Adaptive NetworkTM in response to the constantly changing demands of their end-users. By delivering best-in-class networking technology through high-touch consultative relationships, we build the world’s most agile networks with automation, openness and scale. For updates on Ciena, follow us on Twitter @Ciena, LinkedIn, the Ciena Insights blog, or visit www.ciena.com.

Note to Ciena Investors

You are encouraged to review the Investors section of our website, where we routinely post press releases, SEC filings, recent news, financial results, and other announcements. From time to time we exclusively post material information to this website along with other disclosure channels that we use. This press release contains certain forward-looking statements that are based on our current expectations, forecasts, information and assumptions, including statements about the expected completion date of the ASR and expected numbers of shares to be delivered under the ASR agreement. These statements involve inherent risks and uncertainties. Actual results or outcomes may differ materially from those stated or implied, because of risks and uncertainties, including that we cannot guarantee that share repurchases will enhance long-term stockholder value, and that share repurchases could increase the volatility of the price of our stock and diminish our cash reserves, and those risks and uncertainties detailed in our most recent annual and quarterly reports filed with the SEC. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies and can be identified by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. Ciena assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Press Contacts: Jamie Moody Ciena Corporation +1 (214) 995-8035 pr@ciena.com	Investor Contact: Gregg Lampf Ciena Corporation (877) 243-6273 ir@ciena.com